Exhibit 11
                             THERMOTREX CORPORATION

                        Computation of Earnings per Share


                                                       Three Months Ended
                                                  ---------------------------
                                                  December 28,   December 30,
                                                          1996           1995
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   Computation of Primary
     Earnings per Share:

   Net Income (a)                                 $ 2,763,000    $14,172,000
                                                  -----------    -----------
   Shares:
     Weighted average shares
       outstanding                                 19,180,949     19,037,141
     Add: Shares issuable from
          assumed exercise of
          options (as determined
          by the application of
          the treasury stock
          method)                                           -        609,086
                                                  -----------    -----------
     Weighted average shares
       outstanding, as
       adjusted (b)                                19,180,949     19,646,227
                                                  -----------    -----------
   Primary Earnings per
     Share (a) / (b)                              $       .14    $       .72
                                                  ===========    ===========